Exhibit 99.1

China Security & Surveillance Technology, Inc. Reports First-Quarter 2011
Results with Encouraging Margins Expansion and A Positive Cash Flow

SHENZHEN, China, April 25, 2011 (PRNewswire-Asia)

  First-quarter revenues decreased to $99.05 million due to seasonality impact of the Chinese New Year holiday and the fact that the Company secured more large-scale installation projects which required longer installation time to complete. Government customers accounted for 87.0% of total revenues in the first quarter of 2011

  First-quarter gross profit grew 8.6% to $31.48 million despite a decrease in revenues

  Gross margin and operating margin up 770 basis points and 250 basis points year over year to 31.8% and 8.3%, respectively. The margin improvement reflected the increasing gross margin in system installation business and effective cost control measures

  First-quarter net income attributable to CSST decreased to $1.68 million and GAAP diluted EPS was $0.02. The drop was mainly attributable to the decrease in revenues, and an increase in income taxes and interest expenses

  Cash increased $213.11 million to $278.74 million. This was mainly due to the improved operating cash flow condition and the proceeds from additional bank loans during the quarter

Note: CSST’s first-quarter 2011 earnings conference call can be accessed at 1866 549 1292 (US Toll Free) or +852 3005 2050 (Toll International), with PIN number: 341229# at 8:00 a.m. ET. on April 25th, 2011. First-quarter 2011 earnings slides can be accessed at http://csst.todayir.com/html/index.php before the call.

China Security & Surveillance Technology, Inc. ("CSST" or the "Company") (NYSE: CSR; Nasdaq Dubai: CSR), a leading integrated surveillance and safety solutions provider in the P.R.C., today reported first-quarter 2011 results with encouraging margins expansion and a positive cash flow. The results were driven by an increasing gross margin in system installation business and disciplined execution of cost control initiatives.

CSST’s first-quarter 2011 revenues totaled $99.05 million, net income attributable to the Company was $1.68 million and GAAP diluted EPS was $0.02. Gross margin and operating margin rose to 31.8% and 8.3%, respectively.

“We just completed a quarter with encouraging margins expansion and a positive cash flow,” said Mr. Guoshen Tu, Chairman and Chief Executive Officer of CSST. “Despite the seasonality impacts on our revenues, we continue to look into growth opportunities in safety and surveillance industry in China, with a particular focus on large-scale government projects and security service business. These continue to be our growth platforms as we maintain our market leadership in China.”

First-Quarter 2011 Financial Results

For the quarter ended March 31, 2011, CSST’s revenues totaled $99.05 million, down 17.6% versus $120.19 million in the first quarter of 2010. The first quarter has generally been a slow quarter for CSST due to the Chinese New Year. Fewer large-scale government projects were undertaken by the Company during and around the Chinese New Year holiday. Additionally, as the Company succeeded in securing a greater number of large scale installation projects which generally required longer installation time, the Company completed a lesser number of installation projects in this quarter. Government customers accounted for 87.0% of total revenues, while corporate customers accounted for 13.0% . All revenues in the first quarter of 2011 were organic, compared with $119.37 million, or 99.3% of total revenues in the first quarter of 2010. However, as the first quarter has historically been our slowest quarter, the Company expects revenue to grow in the remainder of 2011.

Gross profit totaled $31.48 million, up 8.6% from $28.98 million in the first quarter of 2010. Gross margin was 31.8%, up 770 basis points from 24.1% in the first quarter of 2010. The increase was due to relatively higher margin from installation business in the first quarter of 2011.

Operating income increased 16.6% to $8.13 million while operating margin increased to 8.3%, up 250 basis points from 5.8% in the first quarter of 2010. The increase was mainly due to the increased gross margin and our concrete efforts in developing cost-effective operation processes.

Net income attributable to CSST totaled $1.68 million, down 48.8% from $3.28 million in the first quarter of 2010; and net margin decreased to 1.7% in the first quarter of 2011, compared with 2.8% in the first quarter of 2010. The drop in net income attributable to the company was mainly due to the decrease in revenues, and an increase in income taxes and interest expenses. The Company’s interest expenses recorded $5.11 million in the first quarter of 2011, as compared with $2.29 million in the first quarter of 2010.

GAAP diluted EPS was $0.02 versus $0.05 in the first quarter of 2010. The drop was mainly due to the decrease in net income and the fact that our weighted average diluted share count increased 31.2% to 89.70 million shares in the first quarter of 2011, from 68.37 million shares in the same period of 2010.

As at March 31, 2011, the Company had a cash balance of $278.74 million, up $213.11 million from $65.63 million in the beginning of the quarter. This was mainly due to the improved operating cash flow condition, as well as the proceeds from additional bank loans in the first quarter of 2011.

Financial Outlook

“Our long-term future remains bright. We made the decision to concentrate CSST’s strategic focus on the opportunities we saw flowing from large-scale government projects and security service business. Under the newly issued 12th five-year plan on security industry and the central government’s spending plan in 2011, which landed a large increase of the government Safe City and E-city projects spending, we saw tremendous opportunities in the horizon,” said Mr. Tu. “Looking ahead, we are confident that we are ready to capitalize on our solid fundamentals, market leadership and disciplined cost control strategy to accelerate the growth of our Company in 2011.”

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, CSST designs, manufactures, sells, installs, services and monitors electronic surveillance and safety products and solutions, including related software, in China. Its customers are mainly comprised of government, commercial, industrial and education entities. CSST has built a diversified customer base through its extensive sales and service network that includes branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial results in 2011 and our ability to deliver such results, the central government’s spending plan and our ability to capitalize the anticipated growth in the surveillance and safe industry, expected growth in industry demand and our business, our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for surveillance and safety products and our ability to win large-scale government contracts, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as 'will,' 'believes,' 'expects' or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ('SEC'), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov

For more information, please contact:
Company Contact:
Amy Tang
China Security & Surveillance Technology, Inc.
Tel: +86-755-8351-0888 ext. 6138
Email: ir@csst.com

Investor and Media Contact:
Patrick Yu, Fleishman-Hillard Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 (UNAUDITED) AND DECEMBER 31, 2010
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

ASSETS
	March 31, 2011	December 31, 2010
Cash and cash equivalents	$278,739	$65,626
Restricted cash	20,000	--
Accounts receivable, net	417,966	433,986
Inventories, net	43,026	59,368
Prepayments and deposits	56,809	56,241
Advances to suppliers and subcontractors	103,701	88,360
Other receivables	61,011	47,116
Total current assets	981,252	750,697
Deposits paid for business acquisitions, properties and intangible assets	153,657	146,243
Plant and equipment, net	75,136	75,294
Land use rights, net	7,957	7,896
Intangible assets, net	47,346	48,692
Goodwill	79,516	79,516
Deferred financing costs, net	2,669	2,684
TOTAL ASSETS	$1,347,533	$1,111,022

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
AS OF MARCH 31, 2011 (UNAUDITED) AND DECEMBER 31, 2010
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

LIABILITIES AND EQUITY
	March 31, 2011	December 31, 2010
CURRENT LIABILITIES
Notes payable – short term	$182,657	$196,329
Obligations under product financing arrangements – short term	6,110	6,687
Guaranteed senior unsecured notes payable – short term	21,907	37,408
Accounts and bills payable	40,608	32,240
Accrued expenses	58,472	49,421
Advances from customers	17,738	15,216
Taxes payable	26,230	28,648
Payable for acquisition of businesses, properties and land use rights	3,763	3,763
Deferred income	2,768	3,201
Total current liabilities	360,253	372,913
LONG TERM LIABILITIES
Notes payable – long term	299,903	60,570
Obligations under product financing arrangements – long term	5,164	6,474
Guaranteed senior unsecured notes payable – long term	3,285	6,580
Net deferred tax liabilities	668	282
Total liabilities	669,273	446,819
EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding
Common stock, $0.0001 par value; 290,000,000 shares authorized, 89,722,023 (March 31, 2011) and 89,521,115 (December 31, 2010) shares issued and outstanding	9	9
Additional paid-in capital	379,964	374,417
Retained earnings	245,050	243,371
Statutory surplus reserve fund	804	804
Accumulated other comprehensive income	52,450	45,619
Total equity of the Company	678,277	664,220
Noncontrolling interest	(17)	(17)
Total equity	678,260	664,203
TOTAL LIABILITIES AND EQUITY	$1,347,533	$1,111,022

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES CONDENSED
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	Three Months Ended March 31
	2011	2010
	(Unaudited)	(Unaudited)
Revenues	$99,054	$120,190
Cost of goods sold (including depreciation and	67,567	91,211
amortization for the three months ended March 31,
2011 and 2010 of $259 and $254, respectively)
Gross profit	31,487	28,979
Selling and marketing	2,696	2,714
General and administrative (including non-cash employee
compensation for the three months ended March 31,
2011 and 2010 of $5,547 and $8,326, respectively)	17,698	16,322
Depreciation and amortization	2,968	2,980
Income from operations	8,125	6,963
Interest income	141	78
Interest expense	(5,114)	(2,295)
Other income, net	596	246
Income before income taxes	3,748	4,992
Income taxes	(2,069)	(1,717)
Net income	1,679	3,275
Add: net loss attributable to the noncontrolling interest	--	2
Net income attributable to the Company	1,679	3,277
Foreign currency translation gain	6,831	124
Comprehensive income attributable to the Company	8,510	3,401
Comprehensive loss attributable to the noncontrolling interest	--	(2)

COMPREHENSIVE INCOME	$8,510	$3,399
NET INCOME PER SHARE
ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS
BASIC	$0.02	$0.05
DILUTED	$0.02	$0.05
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	84,310,000	63,961,000
DILUTED	89,696,000	68,369,000

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)
	Three Months Ended March 31
	2011	2010
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,679	$3,275
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,227	3,234
Provision for obsolete inventories	(6)	--
Amortization of deferred financing costs	833	217
Non-cash compensation expense	5,547	8,326
Debt discount amortization	524	950
Deferred taxes	383	(310)
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	20,408	(48,573)
Inventories	16,947	(3,308)
Prepayments and deposits	1	(46)
Advances to suppliers and subcontractors	(14,447)	(14,634)
Other receivables	(13,409)	(3,626)
Increase (decrease) in:
Accounts payable and accrued expenses	16,289	(13,846)
Advances from customers	2,369	5,675
Taxes payable	(2,708)	1,629
Deferred income	(465)	159
Net cash provided by (used in) operating activities	37,172	(60,878)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(519)	(597)
Additions to intangible assets, other than through business acquisitions	(276)	(533)
Deposits paid for business acquisitions, properties and intangible assets, net	(5,935)	(6,526)
Net cash used in investing activities	(6,730)	(7,656)
CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash	(20,000)	--
Proceeds from borrowings, net of financing costs	300,800	109,137
Repayment of borrowings	(77,992)	(32,229)
Repayment of guaranteed senior unsecured notes payable	(19,320)	(19,320)
Repayment of obligations under product financing arrangements	(1,716)	(1,251)
Net cash provided by financing activities	181,772	56,337
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	212,214	(12,197)
Effect of exchange rate changes on cash and cash equivalents	899	7
Cash and cash equivalents, beginning of period	65,626	154,483
CASH AND CASH EQUIVALENTS, END OF PERIOD	$278,739	$142,293